Exhibit 99.1

EMSC News- For Immediate Release

CONTACT:  Deborah Hileman

(303) 495-1210

Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES CORPORATION STOCKHOLDERS
APPROVE MERGER AGREEMENT

Greenwood Village, Colo.—(May 20, 2011) — Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or “the Company”) announced today that its stockholders have approved the previously announced merger transaction with an affiliate of Clayton, Dubilier & Rice, LLC (“CD&R”) at a special meeting of the stockholders of the Company.

The affirmative vote of a majority of all votes entitled to be cast with respect to the outstanding shares of the Company’s capital stock was required to approve the adoption of the merger agreement. According to the final tally of shares voted, approximately 93% of the voting power of the Company as of the close of business on March 21, 2011, the special meeting record date, voted for approval of the proposal to adopt the merger agreement.

The proposed merger was announced on February 14, 2011, and is expected to close on May 25, 2011.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced physician services to healthcare facilities. In 2010, EMSC provided services in nearly 14.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit http://www.emsc.net.

Forward Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this report, and the Company undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports.